                                                                      Exhibit 12
                                                                      ----------


              PPG INDUSTRIES, INC. AND CONSOLIDATED SUBSIDIARIES
               Computation of Ratio Of Earnings to Fixed Charges
                             (Dollars in Millions)

                                                                                Year Ended December 31                Nine Months
                                                                ---------------------------------------------------      Ended
                                                                  1994      1995       1996       1997       1998    Sept. 30, 1999
                                                                --------  --------   --------   --------   --------  --------------
Earnings:
  Earnings before income taxes                                   $ 840     $ 1,247   $ 1,215    $ 1,149    $ 1,267       $  678
  Plus:
    Fixed charges exclusive of capitalized interest                108         113       124        136        139          116
    Amortization of capitalized interest                            11          12        13         13         12            8
    Adjustments for equity affiliates and minority interest         (2)         (4)       (3)         0         (2)          (1)
                                                                 ------------------------------------------------------------------
       Total                                                     $ 957     $ 1,368   $ 1,349    $ 1,298    $ 1,416       $  801
                                                                 ==================================================================

Fixed Charges:
  Interest expense including amortization of debt
    discount/premium and debt expense                            $  88     $    91   $   102    $   113    $   114       $   94
  Rentals - portion representative of interest                      20          22        22         23         25           22
                                                                -------------------------------------------------------------------
  Fixed charges exclusive of capitalized interest                  108         113       124        136        139          116
  Capitalized interest                                               5           9        12         10          9            8
                                                                -------------------------------------------------------------------
       Total                                                     $ 113     $   122   $   136    $   146    $   148       $  124
                                                                ===================================================================

Ratio of earnings to fixed charges                                 8.4        11.3       9.9        8.9        9.6          6.5
                                                                ===================================================================